UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2009

PANGLOBAL BRANDS INC.
(Exact name of registrant as specified in its charter)

Delaware	333-131531	20-8531711
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2853 E. Pico Blvd., Los Angeles CA 90023
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 323 266-6500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information required by this Item 1.01 is included under Item 3.02 of this current report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

Effective June 4, 2009, we entered into subscription agreements with four offshore investors whereby we issued an aggregate of 7,645,000 units, consisting of one share of our common stock and one-half of one non-transferable common share purchase warrant, at a purchase price of $0.10 per unit, in a non-brokered private placement. Each whole warrant entitles the holder to purchase one additional share of our common stock of a price of $0.25 per share for a period of 12 months. The offer and sale of the units, including the common shares and the common share purchase warrants, occurred outside of the United States. The forms of subscription agreement are attached as exhibit 10.1 and 10.2 and the form of warrant certificate is attached as exhibit 10.3 to this current report on Form 8-K.

The 7,645,000 units were issued to the four offshore investors upon conversion of debt and/or loans and accrued interest payable thereon at $0.10 of debt and/or loans and accrued interest per unit and will reduce our outstanding debt and/or loans and accrued interest payable thereon by a total of $764,500.

We issued the securities to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

No advertising or general solicitation was employed in offering the securities.

The securities issued in the non-brokered private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
10.1	Form of Private Placement Subscription Agreement (three offshore investors)
10.2	Form of Private Placement Subscription Agreement (one offshore investor)
10.3	Form of Warrant Certificate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANGLOBAL BRANDS INC.

/s/ Stephen Soller
Stephen Soller
CEO, President, Secretary and Director

Date: June 4, 2009